                                                                                        Exhibit 99.1

CONTACT:
Jeffrey Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

GENERAL MARITIME CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

Achieves Net Income of $156.8 Million for Full Year 2006
Declares Dividend of $0.62 per Share Relating to Q4 2006
Takes Delivery of Second of Four Suezmax Newbuildings
Increases Revolving Credit Facility to $900 million

New York, New York, February 21, 2007 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three months and full year ended December 31, 2006.

Financial Review: 2006 Fourth Quarter

The Company had net income of $22.4 million, or $0.73 basic and $0.71 diluted earnings per share, for the three months ended December 31, 2006 compared to net income of $104.6 million, or $2.83 basic and $2.78 diluted earnings per share, for the three months ended December 31, 2005. The decrease in net income was the result of lower spot charter rates during the fourth quarter of 2006 relative to the prior year period, as well as a smaller fleet.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President commented, “2006 was another year of impressive results for General Maritime. During the year, we distributed sizeable dividends to shareholders, repurchased a significant amount of stock and completed the monetization of non-core assets, which transformed the Company into an operator of a fully double-hull fleet. Our success during the year also included commencing the delivery of our Suezmax newbuildings, which marked a new growth period for General Maritime. Finally, we significantly increased our time charter coverage, enhancing our contracted revenue stream and earnings visibility while remaining in a strong position to continue to benefit from any increases in the spot market.”

Net voyage revenue, which is gross voyage revenue minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 56.4% to $52.6 million for the three months ended December 31, 2006 compared to $120.8 million for the three months ended

December 31, 2005. EBITDA for the three months ended December 31, 2006 was $32.8 million compared to $129.8 million for the three months ended December 31, 2005 (please see below for a reconciliation of EBITDA to net income). Net cash provided by operating activities was $54.3 million for the three months ended December 31, 2006 compared to $59.8 million for the prior year period. As of December 31, 2006, the Company’s net debt-to-book capitalization (calculated as total long term debt less cash divided by total long term debt less cash plus shareholders’ equity) was reduced to 0% from 3.8% as of December 31, 2005.

The average daily time charter equivalent for vessels on spot charters decreased by 18.3% to $34,537 for the three months ended December 31, 2006 compared to $42,252 for the prior year period. The Company’s spot Aframax vessels earned $33,264 and the Company’s spot Suezmax vessels earned $36,650 for the quarter ended December 31, 2006.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, decreased by 31.4% to $21.6 million for the three months ended December 31, 2006 compared to $31.5 million for the three months ended December 31, 2005. During the same periods, the average size of General Maritime’s fleet decreased 53.6% to 18 vessels from 38.8 vessels in the prior year period. Daily direct vessel operating expenses increased 10.2% to $6,650 per vessel day during the fourth quarter of 2006, from $6,033 per vessel day during the same period in 2005. The increase was attributable to higher crew cost as well as higher insurance costs.

Financial Review: Full Year 2006

Net income was $156.8 million or $4.98 basic and $4.87 diluted earnings per share, for the full year ended December 31, 2006 compared to $212.4 million, or $5.71 basic and $5.61 diluted earnings per share, for the full year ended December 31, 2005. Net voyage revenues decreased 43.0% to $245.6 million for the full year ended December 31, 2006 compared to $430.7 million for the full year ended December 31, 2005. EBITDA was $197.8 million for the full year ended December 31, 2006 compared to $338.6 million for the full year ended December 31, 2005. Net cash provided by operating activities was $189.7 million for the full year ended December 31, 2006 compared to $251.8 million for the prior year period. TCE rates obtained by the Company’s fleet increased 12.7% to $34,487 per day for the full year ended December 31, 2006 from $30,605 for the prior year period.

Daily direct vessel operating expenses for the year ended December 31, 2006 increased 11.3% to $6,301 compared to $5,661 for the prior year period. The year over year increase in daily direct vessel operating expenses is mostly attributable to higher crew costs, higher lube oil costs, and higher insurance costs. General and administrative expenses remained relatively flat at $44.8 million for the year ended December 31, 2006 compared to $44.0 million for the prior year period.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the periods indicated below. Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three month and full year periods, ended December 31, 2006 and 2005.

	Three Months Ended		Twelve Months Ended
	December - 06	December - 05	December - 06	December - 05

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$66,621	$156,381	$325,984	$567,901
Voyage expenses	(13,974)	(35,622)	(80,400)	(137,203)
Net voyage revenues	52,647	120,759	245,584	430,698
Direct vessel expenses	11,012	21,549	47,472	86,681
Other expenses	-	-	2,430	-
General and administrative expenses	10,577	9,921	44,787	43,989
Depreciation and amortization	11,199	19,257	42,395	97,320
Net Gain on sale of vessels	19	(91,235)	(46,022)	(91,235)
Operating income	19,840	161,267	154,522	293,943
Net interest expense	(833)	5,890	(1,455)	28,918
Other (income) expense	(1,735)	50,749	(854)	52,668
Net Income	$22,408	$104,628	$156,831	$212,357

Basic earnings per share	$0.73	$2.83	$4.98	$5.71

Diluted earnings per share	$0.71	$2.78	$4.87	$5.61

Weighted average shares outstanding, thousands	30,711	36,932	31,472	37,164
Diluted average shares outstanding, thousands	31,493	37,619	32,217	37,874

			12 Months Ended	12 Months Ended
BALANCE SHEET DATA, at end of period			December - 06	December - 05
(Dollars in thousands)
Cash			$107,460	$96,976
Current assets, including cash			137,865	471,324
Total assets			843,690	1,427,261
Current liabilities, including current portion of long-term debt			27,147	32,906
Current portion of long-term debt			-	-
Total long-term debt, including current portion			50,000	135,020
Shareholders' equity			763,913	976,125

	Three Months Ended		Twelve Months Ended
	December - 06	December - 05	December - 06	December - 05
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$32,774	$129,775	$197,771	$338,595
Net cash provided by operating activities	54,325	59,832	189,717	251,771
Net cash provided (used) by investing activities	(8,819)	327,536	285,264	316,012
Net cash provided (used) by financing activities	(22,486)	(339,570)	(464,497)	(517,728)
Capital expenditures
Vessel sales (purchases) net, including construction in progress	(6,124)	329,123	290,299	321,930
Drydocking or capitalized survey or improvement costs	(5,050)	(8,584)	(11,929)	(36,789)
Weighted average long-term debt	50,000	332,534	93,085	410,794

FLEET DATA
Total number of vessels at end of period	18	30	18	30
Average number of vessels (2)	18.0	38.8	20.6	41.9
Total voyage days for fleet (3)	1,530	3,305	7,121	14,073
Total time charter days for fleet	679	1,094	2,300	3,983
Total spot market days for fleet	851	2,211	4,821	10,090
Total calendar days for fleet (4)	1,656	3,572	7,534	15,311
Fleet utilization (5)	92.4%	92.5%	94.5%	91.9%

AVERAGE DAILY RESULTS
Time charter equivalent (6)	$34,410	$36,538	$34,487	$30,605
Direct vessel operating expenses per vessel (7)	6,650	6,033	6,301	5,661
EBITDA (8)	19,791	36,331	26,250	22,114

	Three Months Ended		Twelve Months Ended
	December - 06	December - 05	December - 06	December - 05
EBITDA Reconciliation
Net Income	$22,408	$104,628	$156,831	$212,357
+ Net interest expense	(833)	5,890	(1,455)	28,918
+ Depreciation & Amortization	11,199	19,257	42,395	97,320
EBITDA	$32,774	$129,775	$197,771	$338,595

(1) EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.

(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.

(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.

(7) Daily direct vessel operating expenses, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8) Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

On January 15, 2007, the Company took delivery of the Genmar Kara G, a 150,000 dwt newbuilding at Universal Shipbuilding in Nagoya Japan. The Genmar Kara G is the second of 4 newbuildings ordered at this yard with the 3rd and 4th scheduled for delivery in September 2007 and January 2008.

As of February 21, 2007, General Maritime Corporation’s fleet was comprised of 21 wholly owned tankers, consisting of 10 Aframax and 9 Suezmax tankers and 2 newbuilding Suezmax contracts, with a total carrying capacity of approximately 2.7 million deadweight tons, or dwt. The average age of the Company’s fleet as of December 31, 2006 by dwt, excluding the newbuilding contracts, was 9.5 years compared to 10.9 years as of December 31, 2005. The average age of the Company’s Aframax tankers was 11.3 years and the average age of the Company’s Suezmax tankers was 7.2 years.

Currently, 5 of General Maritime Corporation’s Aframax tankers and 4 of its Suezmax tankers are operating on the spot market. 53% of the Company’s fleet, consisting of 5 Aframax tankers, and 5 Suezmax tankers are currently under time charter contracts, compared to 42% of the fleet under time charter contracts as of December 31, 2005. The table below outlines which vessels are on time charter at what rate and when the contracts are set to expire.

Vessel	Vessel Type	Expiration Date	Average Daily Rate (1)
Genmar Progress	Aframax	August 15, 2007	$28,000
Genmar Alexandra	Aframax	November 10, 2007	$34,000
Genmar Princess	Aframax	October 24, 2009	$27,750
Genmar Ajax	Aframax	December 1, 2009	$29,000
Genmar Defiance	Aframax	December 15, 2009	$29,500
Genmar Hope	Suezmax	August 15, 2009	$36,500
Genmar Spyridon	Suezmax	October 13, 2009	$38,500
Genmar Phoenix	Suezmax	November 1, 2009	$38,500
Genmar Argus	Suezmax	November 6, 2009	$38,500
Genmar Horn	Suezmax	November 15, 2009	$38,500

(1) Before brokers' commissions.

The Company’s primary area of operation is the Atlantic basin. The Company also currently has vessels employed in the Black Sea and Far East to take advantage of market opportunities and to position vessels in anticipation of drydockings.

Q4 2006 Dividend Announcement

On February 20, 2007, the Company’s Board of Directors declared a Q4 2006 quarterly dividend of $0.62 per share payable on or about March 23, 2007 to shareholders of record as of March 9, 2007. The dividend amount was determined in accordance with the Company’s policy of declaring quarterly dividends to shareholders based on its EBITDA after net expenses and reserves for drydocking and fleet renewal and maintenance as established by the Board of Directors. In addition, in determining the quarterly dividend for Q4 2006, the Company’s Board of Directors included a reversal of a reduction in gain on sale of vessels and excluded certain items in the other expense line which consist primarily of unrealized gain related to derivative financial instruments. The Company has declared aggregate dividends of $3.42 per share relating to the full year ended December 31, 2006.

On February 20, 2007, the Company's Board of Directors revised the Company's quarterly dividend policy, adopting a fixed quarterly target amount of $0.50 per share per quarter or $2.00 per share per year. The Company intends to declare dividends in May, August, November and February. The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

Please see below for the dividend reconciliation for the quarter ended December 31st 2006.

Three Months Ended December 31, 2006

EBITDA(1)	$32,774
- Net Interest Expense	833
Quarterly fleet maintenance and renewal
- reserve (2)	(7,000)
- Reserve for drydocking (2)	(4,000)
- Gain on sale	19
- Other Adjustments	(2,485)
Available for dividends	$20,141

/ Assumed number of shares outstanding	32,739

Available for dividends per share(3)	$0.62

EBITDA Reconciliation
Net Income	$22,408
Depreciation and Amortization	11,199
Net Interest Expense	(833)

EBITDA	$32,774

Notes:
(1)
EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2)
The Company’s Board of Directors established a maintenance and renewal reserve of $7.0 million per quarter for 2006 reflecting the size of the Company’s current fleet and a drydocking reserve of $4.0 million per quarter for an annual 2006 reserve of $44.0 million

(3)
Based on diluted shares at the end of the quarter ended 12/31/06 and the estimated number of shares outstanding on the record date of March 9, 2007 taking into account potential exercises of vested options previously granted and share repurchases made through the Company’s share repurchase program.

Credit Facility Amendments

On February 20, 2007, the Company entered into an agreement to amend its existing October 2005 credit facility with a syndicate of commercial lenders, led by Nordea Bank Finland PLC New York Branch, DnB NOR Bank ASA, New York Branch and HSH Nordbank AG, to increase the total commitment from $800 million to $900 million. Pursuant to the amendment, the Company may pay quarterly cash dividends of up to $0.50 per share beginning with the first quarter of 2007 and may pay additional dividends and engage in stock buy-backs in an aggregate amount not to exceed $50 million plus 50% of cumulative net excess cash flow. In addition, the Company is permitted to declare a one-time special dividend of up to $15 per share (up to an aggregate amount not to exceed $500 million) at any time prior to December 31, 2007, provided that the Company will not permit its consolidated net worth at any time prior to the business day preceding the payment of such dividend to be less than $500 million.

The parties also amended the 2005 credit facility by agreeing that the leverage ratio covenant will be eliminated and the minimum cash balance covenant will be reduced such that the Company will not be permitted to allow the sum of (A) its unrestricted cash and cash equivalents plus (B) the lesser of (1) the total available unutilized commitment and (2) $25 million, to equal less than $50 million. In addition, pursuant to the amendment, the Company has agreed that it will not permit its net debt to EBITDA ratio to be greater than 5.5:1.00 on the last day of any fiscal quarter at any time from April 1, 2007.

All other material terms of the credit facility remain unchanged.

Mr. Georgiopoulos concluded, “We remain committed to enter into value creating transactions and have continued to meet this important objective in 2007 with the announcement of a special $15 dividend and fixed $0.50 per share on-going quarterly or $2.00 annually dividend target. With approximately $400 million in liquidity, we are in a strong position to build on our past consolidation success and seek opportunities to acquire assets of up to $1 billion in value. This approach, combined with our success in taking delivery of two Suezmax newbuildings as of January 2007 as well as the scheduled delivery of two addition newbuildings in the third quarter of 2007 and the first quarter of 2008, positions the Company well in both the short and long-term. Complementing this, we intend to distribute sizeable dividends and opportunistically look to further implement our share repurchase program. We also intend to continue to operate our double-hull fleet in a manner that meets stringent operational and safety standards.”

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 21 tankers - 10 Aframax, 9 Suezmax tankers and 2 Suezmax newbuilding contracts - with a carrying capacity of approximately 2.6 million dwt.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, February 22, 2007, at 8:30 a.m. Eastern Time to discuss its 2006 fourth quarter and year end financial results. To access the conference call, dial (719) 457-2728 and ask for the General Maritime Corporation conference call. A replay of the conference call can also be accessed until March 8, 2007 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 4903055. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Federal Tax Rule

General Maritime believes that under current law dividend payments from earnings and profits will constitute "qualified dividend income" and will be subject to a 15% United States federal income tax rate with respect to non-corporate shareholders who satisfy certain holding period requirements. Distributions in excess of the Company's earnings and profits will be treated first as a non-taxable return of capital, to the extent of a United States stockholder's tax basis in its common stock on a dollar-for-dollar basis, and thereafter as a capital gain.

Other Information

The Company’s ability to pay dividends will be subject to applicable provisions of Marshall Islands law. The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the Company's financial performance. There can be no assurance that the Company's future dividends will in fact be equal or similar to the amounts described in this press release. The Company's dividend policy may be changed at any time, and from time to time by the Board of Directors. For further information, please see Item 8.01 of the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on the date hereof.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline or prolonged weakness in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; delays in the construction or delivery of the contracted newbuildings; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2005 and its subsequent reports on Form 10-Q and Form 8-K. Share repurchases may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice. Repurchases will be subject to the restrictions under the Company's existing credit facility. The Board will periodically review the program.

	THREE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet

		December-06	December-05		December-06	December-05		December-06	December-05
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-50.3%	28,944	58,256	-62.1%	23,702	62,503	-56.4%	52,646	120,759
$ 1,000's		55%	48%		45%	52%

Average Daily TCE	9.7%	32,340	29,482	-20.6%	37,327	47,030	-5.8%	34,410	36,538

Time Charter Revenues	-56.4%	11,281	25,871	715.1%	11,974	1,469	-14.9%	23,255	27,340
$ 1,000's		49%	95%		51%	5%

Spot Charter Revenues	-45.5%	17,663	32,385	-80.8%	11,728	61,034	-68.5%	29,391	93,419
$ 1,000's		60%	35%		40%	65%

Calendar Days	-58.5%	920	2,217	-45.7%	736	1,355	-53.6%	1,656	3,572
		56%	62%		44%	38%

Vessel Operating Days	-54.7%	895	1,976	-52.2%	635	1,329	-53.7%	1,530	3,305
		58%	60%		42%	40%

Capacity Utilization	9.2%	97.3%	89.1%	-12.1%	86.3%	98.1%	-0.1%	92.4%	92.5%

# Days Vessels on Time Charter	-65.2%	364	1,047	570.2%	315	47	-37.9%	679	1,094
		54%	96%		46%	4%

# Days Vessels on Spot Charter	-42.8%	531	929	-75.0%	320	1,282	-61.5%	851	2,211
		62%	42%		38%	58%

Average Daily Time Charter Rate	25.4%	30,992	24,710	21.6%	38,013	31,255	37.0%	34,249	24,991

Average Daily Spot Charter Rate	-4.6%	33,264	34,860	-23.0%	36,650	47,608	-18.3%	34,537	42,252

Daily Direct Vessel Expenses	1.7%	6,198	6,092	21.6%	7,214	5,935	10.2%	6,650	6,033
(per Vessel)

Average Age of Fleet at End of Period (Years)		11.3	12.2		7.2	9.4		9.5	10.9

# Vessels at End of Period	-50.0%	10.0	20.0	-20.0%	8.0	10.0	-40.0%	18	30.0
		56%	67%		44%	33%

Average Number of Vessels	-58.5%	10.0	24.1	-45.6%	8.0	14.7	-53.6%	18.0	38.8
		56%	62%		44%	38%

DWT at End of Period	-49.9%	989	1,974	-18.3%	1,265	1,548	-36.0%	2,254	3,522
1,000's		44%	56%		56%	44%

	TWELVE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet

		December-06	December-05		December-06	December-05		December-06	December-05
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-40.1%	125,118	208,804	-45.7%	120,466	221,894	-43.0%	245,584	430,698
$ 1,000's		51%	48%		49%	52%

Average Daily TCE	15.2%	28,423	24,667	12.0%	44,305	39,567	12.7%	34,487	30,605

Time Charter Revenues	-44.6%	46,327	83,658	848.2%	13,929	1,469	-29.2%	60,256	85,127
$ 1,000's		77%	98%		23%	2%

Spot Charter Revenues	-37.0%	78,791	125,146	-51.7%	106,537	220,425	-46.4%	185,328	345,571
$ 1,000's		43%	36%		57%	64%

Calendar Days	-50.1%	4,650	9,315	-51.9%	2,884	5,996	-50.8%	7,534	15,311
		62%	61%		38%	39%

Vessel Operating Days	-48.0%	4,402	8,465	-51.5%	2,719	5,608	-49.4%	7,121	14,073
		62%	60%		38%	40%

Capacity Utilization	4.2%	94.7%	90.9%	0.8%	94.3%	93.5%	2.8%	94.5%	91.9%

# Days Vessels on Time Charter	-50.8%	1,935	3,936	676.6%	365	47	-42.3%	2,300	3,983
		84%	99%		16%	1%

# Days Vessels on Spot Charter	-45.5%	2,467	4,529	-57.7%	2,354	5,561	-52.2%	4,821	10,090
		51%	45%		49%	55%

Average Daily Time Charter Rate	12.6%	23,941	21,255	22.1%	38,163	31,255	22.6%	26,198	21,373

Average Daily Spot Charter Rate	15.6%	31,938	27,632	14.2%	45,258	39,638	12.2%	38,442	34,249

Daily Direct Vessel Expenses	10.1%	6,048	5,493	13.3%	6,710	5,922	11.3%	6,301	5,661
(per Vessel)

Average Age of Fleet at End of Period (Years)		11.3	12.2		7.2	9.4		9.5	10.9

# Vessels at End of Period	-50.0%	10.0	20.0	-20.0%	8.0	10.0	-40.0%	18	30.0
		56%	67%		44%	33%

Average Number of Vessels	-49.9%	12.7	25.5	-51.8%	7.9	16.4	-50.8%	20.6	41.9
		62%	61%		38%	39%

DWT at End of Period	-49.9%	989	1,974	-18.3%	1,265	1,548	-36.0%	2,254	3,522
1,000's		44%	56%		56%	44%